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                                                  Pursuant to Rule 424(b)(3)&(c)
                                                              File No. 333-72404




                        GEN-NET LEASE INCOME TRUST, INC.

                     A Real Estate Investment Trust Offering

                                   $25,000,000

                        2,500,000 Shares of Common Stock
                                $10.00 Per Share

             Supplement No. 2 to Prospectus Dated October 10, 2002, as previously supplemented by a Supplement dated December 16, 2002

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                         ATTENTION PROSPECTIVE INVESTORS

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    The statements in this Supplement should be read carefully and considered in connection with your review of the prospectus, as previously supplemented by a Supplement dated December 16, 2002, the receipt of which must precede or accompany this Supplement No. 2.

On December 24, 2002, Gen-Net's escrow account at Citizens First Savings Bank, Port Huron, Michigan, received qualified subscriptions for the purchase of shares by 59 investors, totaling $3,013,430 or 301,343 shares. This satisfies the minimum offering requirement described in the prospectus. Accordingly, investor funds received by Gen-Net will no longer be subject to escrow and all qualified subscriptions will be effective immediately upon acceptance by Gen-Net. All funds previously held in escrow pending satisfaction of the minimum offering requirement have been released to Gen-Net for use as described in the prospectus, as supplemented.

Dated as of January 8, 2003.